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Exhibit 99.3

EMPLOYEE STOCK PURCHASE PLAN

    1.  Purpose of the Plan.  This Employee Stock Purchase Plan (the "Plan") is intended to encourage stock ownership by all eligible employees of MOUNTAIN BANK HOLDING COMPANY (the "Company") and participating subsidiaries so that they may share in the fortunes of the company by acquiring a, or increasing their, proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

    2.  Definitions.

    2.1  "Account" shall mean the funds accumulated with respect to an individual employee as a result of deductions from his or her paycheck for the purpose of purchasing stock under the Plan. The funds allocated to an employee's account shall remain the property of the respective employee at all times during each offering.

    2.2  "Base Pay" means regular straight time earnings plus compensation for overtime, incentive bonuses and other additional compensation, except to the extent that any such item is specifically excluded by the Board of Directors of the Company (the "Board").

    2.3  "Fair Market Value" means the last sale price for the common stock, no par value (the "Common Stock") of the Company as reported on the NASDAQ National Market system, or if the stock is traded on a stock exchange, the closing price for the Common Stock on the principal such exchange. If the shares are not listed on any exchange and not reported on the NASDAQ National Market System, the Fair Market Value shall be determined by the Board of Directors or a committee designated by the Board.

    2.4  "Offering Date" means the commencement date of the offering if such date is a regular business day or the first business day following such commencement date. A different date may be set by resolution of the Board.

    2.5  "Participating Subsidiaries" means any subsidiary of the Company which is designated by the Board to participate in the Plan. The Board shall have the power to make such designation before or after the Plan is approved by the shareholders.

    3.  Employees Eligible to Participate.  Any person who is in the employ of the Company or any of its subsidiaries is eligible to receive options under the Plan, except (a) employees who have been employed less than one (1) year; and (b) employees who also serve as a member of the Board; provided, however, that no employee shall be eligible to participate if after the grant of options the employee would own (including the option shares to be granted and all shares which may be purchased under other outstanding options) shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of its parent or subsidiary corporations. For this purpose, the rules of Section 425(d) of the Code shall apply in determining share ownership.

    4.  Offerings.  The first offering under this Plan shall commence on July 1, 1995, and terminate on March 31, 1996. Thereafter, offerings shall commence on each subsequent April 1st, and terminate on the following March 31st until this Plan is terminated by the Board or no additional shares of Common Stock of the Company are available for purchase under the Plan.

    5.  Price.  The purchase price per share shall be the lesser of the Fair Market Value of the Common Stock on the Offering Date; or (b) the Fair Market Value of the Common Stock on the last business day of the offering.

    6.  Stock Subject to the Plan.  The stock subject to the options shall be shares of the Company's authorized but unissued Common Stock or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 40,000, subject to increase or decrease by reason of stock split-ups, reclassification, stock dividends, changes in par value and the like. The aggregate number of shares which may be issued pursuant to the Plan in any given offering period is limited to 8,000, subject to the increases or decreases above-stated.

    7.  Changes in Capital Structure.

    7.1  In the event that the outstanding shares of Common Stock of the company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Board in the number and kind of shares as to which an option granted under this Plan shall be exerciseable, to the end that the participant's proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Board shall be conclusive.

    7.2  If the Company is not the surviving or resulting corporation in any reorganization, merger, consolidation or recapitalization, each outstanding option shall be assumed by the surviving or resulting corporation and each option shall continue in full force and effect, and shall apply to the same number and class of securities of the surviving corporation as a holder of the number of shares of Common Stock subject to the option would be entitled under the terms of the reorganization, merger, consolidation or recapitalization.

    8.  Participation.  An eligible employee may become a participant by completing, signing and filing an Enrollment Agreement and any other necessary papers with the Company at least ten (10) days prior to the commencement of the particular offering in which he or she wishes to participate. Payroll deductions for a participant shall commence on the first pay date after the Offering Date and shall end on the last pay date before the termination date of such offering, unless earlier terminated by the employee, as provided in Section 14. Participation in one offering under the Plan shall neither limit, nor require, participation in any other offering.

    9.  Payroll Deductions.

    9.1  At the time a participant files his or her Enrollment Agreement, he or she shall elect to have deductions made from his or her pay on each pay date during the time he or she is a participant in any offering at not less than $10.00 nor more than 10% of his or her Base Pay.

    9.2  All payroll deductions made for a participant shall be credited to his or her Account under the Plan. A participant may not make any separate cash payment into such Account nor may payment for shares be made other than by payroll deduction.

    9.3  A participant may discontinue his or her payroll deductions or participation in the Plan, as provided in Section 14, but no other change can be made during an offering and, specifically, except as provided in Section 14, a participant may not alter the rate of his or her payroll deductions for that offering.

    10.  Granting of Option.

    10.1  On the Offering Date, this Plan shall be deemed to have granted to the participant an option for as many full shares as he or she will be able to purchase with the payroll deductions credited to his or her Account during his or her participation in that offering.

    10.2  Notwithstanding the foregoing, no employee shall be granted an option which permits his or her rights to purchase Common Stock under the Plan and any similar employee stock purchase plans of the Company or any parent or subsidiary corporations to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423 (b)(8) of the Code. Further, no employee shall be granted an option which permits his or her rights to purchase Common Stock under the Plan to exceed four hundred (400) shares in any given offering period.

    10.3  If the total number of shares for which options are to be granted on any date in accordance with Section 10.1 exceeds the number of shares available pursuant to Section 6 or allowed pursuant to Section 10.2 (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practical and as it shall determine to be equitable.

    11.  Exercise of Option.  Each employee who continues to be a participant in an offering on the last business day of that offering shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will pay for at the purchase price, subject only to the limitations set forth in Section 10.2.

    12.  Employee's Rights as a Shareholder.

    12.1  No participating employee shall have any right as a shareholder with respect to any shares under the Plan until the shares have been purchased in accordance with Section 11 above and the stock certificate has actually been issued.

    12.2  Shares to be delivered to a participant under the Plan will be registered in the name of the participant or, if the participant so directs, by written notice to the Company prior to the termination date of the pertinent offering, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with right of survivorship, tenants in common or as community property, to the extent and in the manner permitted by applicable law.

    13.  Delivery.  Certificates for stock issued to participants will be delivered as soon as practicable after the end of each offering.

    14.  Withdrawal.

    14.1  An employee may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of each offering by delivering a Withdrawal Notice to the Company, in which event the Company will refund the entire balance of his or her Account as soon as practicable thereafter.

    14.2  To re-enter the Plan, an employee who has previously withdrawn must file a new Enrollment Agreement in accordance with Section 8. His or her re-entry into the Plan cannot, however, become effective before the beginning of the next offering following his or her withdrawal.

    14.3  As an alternative to withdrawal, an employee may elect to discontinue his or her payroll deductions during the course of a particular offering, at any time prior to the last business day preceding the final pay day during such offering, by delivering an Election to Discontinue Deductions to the Company. Such election shall not constitute a Withdrawal Notice for the purposes of this

Section 14. If such an election is made, the employee shall remain a participant in such offering to the extent of his or her payroll deductions made up until the date of Election to Discontinue Deductions.

    15.  Carryover of Account.  At the termination of each offering the Company shall return to the employee the balance of his or her Account unless the employee has advised the Company otherwise by way of re-executing an Enrollment Agreement before the commencement of the succeeding offering electing to have the balance carried over to be applied against option exercises in such succeeding offering. Upon termination of the Plan, the balance of each employee's Account shall be returned to him or her.

    16.  Interest.  No interest will be paid or allowed on any money in the Accounts of participating employees.

    17.  Rights Not Transferable.  No participant shall be permitted to sell, assign, transfer, pledge or otherwise dispose of or encumber either the payroll deductions credited to his or her Account or any rights with regard to the exercise of an option or to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts or liabilities of the employee. If any such action is taken by the participant, or any claim is asserted by any other party in respect of such right and interest, whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw funds in accordance with Section 14.

    18.  Termination of Employee's Rights.  An employee's rights under the Plan will terminate when he or she ceases to be an employee because of resignation, lay-off, discharge or change of status. A Withdrawal Notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions not used will be refunded.

    If an employee's employment shall be terminated by reason of normal retirement, death or disability prior to the end of the current offering, he or she (or his or her designated beneficiary, in the event of his or her death, or if none, his or her legal representative) shall have the right, within ninety (90) days thereafter, to elect to have the balance in his or her Account either paid to him or her in cash or applied at the end of the current offering toward the purchase of Common Stock.

    19.  Administration of the Plan.  Primary authority for administration of the Plan is held by the Board, but the Board, in its discretion, may establish a committee (or appoint an existing committee) composed of members of the Board to administer the Plan. If a committee is selected to administer the Plan, the committee shall have such of the power and authority vested in the Board under the Plan as the Board may delegate to it, including the power and authority to interpret any provision of the Plan or any option under it.

    20.  Amendment or Discontinuance of the Plan.  The Board shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that no employee's existing rights under any offering already made under Section 4 may be adversely affected thereby; and provided, further, that no such amendment of the Plan shall, except as provided in Section 7, increase above 40,000 the total number of shares to be offered unless shareholder approval is obtained therefor. Upon any termination of the Plan, all payroll deductions not used to purchase stock will be refunded.

    21.  Limitations on Sale of Stock Purchased Under the Plan.  The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any participant in the conduct of his or her own affairs. A participant, therefore, may sell stock purchased under the Plan at any time he or she chooses, subject to compliance with any applicable federal or state securities laws; provided, however, that because of certain federal tax requirements, each participant will agree by entering the Plan, promptly to give the Company notice of any such stock disposed of within two (2) years after the date of grant of the applicable option, showing the number of such shares disposed of. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK AFTER ISSUANCE.

    22.  Withholding of Additional Federal Income Tax.  The Company, in accordance with Section 3402(a) of the Code and the Regulations and Rulings promulgated thereunder, will withhold from the wages of all participants, in all payroll periods following and in the same calendar year as the date on which compensation is deemed received by the participant, additional income taxes in respect of the amount that is considered compensation includible in the participant's gross income.

    23.  Governmental Regulation.  The Company's obligation to sell and deliver shares of the Company's Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

    24.  Approval of Shareholders.  The Plan shall take effect on July 1, 1995, subject to approval by the holders of a majority of the outstanding shares of Common Stock of the Company, which approval must occur within the period beginning twelve (12) months before and ending twelve (12) months after the date the Plan is adopted by the Board. If not approved by the shareholders in a timely manner, the Company will refund the entire balance of each participant's account (without interest) as soon as practicable thereafter.

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EMPLOYEE STOCK PURCHASE PLAN